SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

Dynegy Inc.
(Name of Issuer)

Common Stock, Par Value $0.01
(Title of Class of Securities)

26817G300
(CUSIP Number)

Keith L. Schaitkin
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

October 1, 2012
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  / /.

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
High River Limited Partnership

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
29,369 (excludes Shares underlying Warrants. See Item 5)

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
29,369 (excludes Shares underlying Warrants. See Item 5)

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,369    (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03% (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Hopper Investments LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
29,369 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
29,369 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,369 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Barberry Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
29,369 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
29,369 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,369 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03% (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
50,774 (excludes Shares underlying Warrants. See Item 5)

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
50,774 (excludes Shares underlying Warrants. See Item 5)

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,774 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund II LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
14,697 (excludes Shares underlying Warrants. See Item 5)

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
14,697 (excludes Shares underlying Warrants. See Item 5)

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,697 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund III LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
7,155 (excludes Shares underlying Warrants. See Item 5)

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
7,155 (excludes Shares underlying Warrants. See Item 5)

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,155 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.007% (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Offshore LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
72,626

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
72,626 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,626 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Partners LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
44,851 (excludes Shares underlying Warrants. See Item 5)

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
44,851 (excludes Shares underlying Warrants. See Item 5)

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,851 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.05%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Onshore LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
44,851 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
44,851 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,851 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Capital LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,477 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.12%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
IPH GP LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,477 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.12%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Enterprises Holdings L.P.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,477 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.12%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,477 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.12%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  26817G300

1.           NAME OF REPORTING PERSON
Beckton Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
117,477 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,477 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.12%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  26817G300

1           NAME OF REPORTING PERSON
Carl C. Icahn

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
146,846 (excludes Shares underlying Warrants. See Item 5)

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
146,846 (excludes Shares underlying Warrants. See Item 5)

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
146,846 (excludes Shares underlying Warrants. See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.15%  (excludes Shares underlying Warrants. See Item 5)

14           TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1. Security and Issuer

The Schedule 13D filed with the Securities and Exchange Commission on October 8, 2010 by the Reporting Persons (the “Schedule 13D”) with respect to the shares of Common Stock, par value $0.01 (the “Shares”), issued by Dynegy Inc. (the “Issuer”) and as amended by Amendment Number One, Amendment Number Two, Amendment Number Three, Amendment Number Four, Amendment Number Five, Amendment Number Six and Amendment Number Seven, is hereby further amended to furnish the additional information set forth herein.  This Amendment Number Eight to the Schedule 13D reports that the Reporting Persons ceased to be the beneficial owner of more than five percent (5%) of the Shares on October 1, 2012.  On October 1, 2012, the Issuer completed its Chapter 11 reorganization and emerged from bankruptcy.  Each of the Reporting Persons acquired the Shares and the Warrants described in the Schedule 13D pursuant to the Issuer’s Plan of Reorganization.  All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 5.  Interest in Securities of Issuer.

Items 5 (a) and (b) of the Schedule 13D are hereby amended by replacing them in their entirety with the following:

(a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 146,846 Shares, representing approximately 0.15% of the Issuer's outstanding Shares (based upon the approximately 100,000,000 Shares expected to be outstanding by the Issuer as disclosed by the Issuer in a press release dated October 1, 2012).  In addition, the Reporting Persons may be deemed to beneficially own, in the aggregate, 2,291,902 warrants to purchase Shares of the Issuer with an initial exercise price of $40.00 per Share and that expire on the fifth anniversary of the date of issuance of the warrants (the “Warrants”), representing approximately 14.69% of the outstanding Warrants (based upon the approximately 15,606,936 Warrants outstanding as of October 1, 2012, as set forth in the Form 8-A filed by the Issuer with the Securities and Exchange Commission on October 1, 2012.

(b) High River has sole voting power and sole dispositive power with regard to 29,369 Shares (excluding Warrants). Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 50,774 Shares (excluding Warrants). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 14,697 Shares (excluding Warrants). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 7,155 Shares (excluding Warrants). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 44,851 Shares (excluding Warrants). Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.  Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

        Item 5(e) of the Schedule 13D is hereby amended by adding the following:

On October 1, 2012, the Reporting Persons ceased to be the beneficial owner of more than five (5%) percent of the Shares.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 3, 2012

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By:  Barberry Corp., its sole member

By:           /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:           /s/ Daniel Ninivaggi
Name: Daniel Ninivaggi
Title: President

/s/ Carl C. Icahn_____________
CARL C. ICAHN

[Signature Page of Schedule 13D Amendment No. 8 – Dynegy Inc.]